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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549




FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934


JANUARY 28, 1998
Date of Report (Date of earliest event reported)


NETSCAPE COMMUNICTIONS CORPORATION
(Exact name of Registrant as specified in its charter)



DELAWARE                        0-26310                  94-3200270
State or other                  Commission File Number)  (I.R.S. Employer
jurisdiction of incorporation)                            Identification No.)


501 EAST MIDDLEFIELD ROAD
MOUNTAIN VIEW, CALIFORNIA 94043
(Address of principal executive offices)


(650) 254-1900
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

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ITEM 5.  OTHER EVENTS.

     Pursuant to earlier approvals by the Board of Directors and its Compensation Committee, on January 28, 1998, Netscape Communications Corporation ("Netscape") gave certain employees who held outstanding options to purchase Netscape common stock at prices above the January 28, 1998 market closing price of $16.8125 the opportunity to change the exercise price of such options to the market closing price on January 28, 1998. Netscape's Board of Directors, Chief Executive Officer, and Executive Vice Presidents were not eligible to and did not participate in the repricing.

     The repriced stock options will be on the same terms as the original options, except that: (1) the exercise price of the repriced options will be $16.8125; (2) the repriced options will not be exercisable (except on an optionee's death, disability, or involuntary termination other than for cause) before July 28, 1998; and (3) repriced options that were unvested as of January 28, 1998 will vest over a six-month longer period than they would have absent their repricing.

     In view of the intensely competitive environment for obtaining and retaining qualified employees in the technology sector and the benefits to shareholders from having highly motivated employees, the repricing was implemented in order to retain and motivate valued employees. The repricing reflected a determination that the continued services to Netscape of the participants in the option repricing program, the six-month limitation of exercisability, and the six-month increase in the vesting period described above constituted appropriate consideration for the option repricing program.


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                             SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                         NETSCAPE COMMUNICATIONS CORPORATION


Date: FEBRUARY 20, 1998     By: /s/ Peter L.S. Currie

                            Peter L.S. Currie
                            Executive Vice President and
                            Chief Administrative Officer

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